                                                                                    EXHIBIT 12.1

                               TRW AUTOMOTIVE INC.
           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                              (DOLLARS IN MILLIONS)

                                                                           PREDECESSOR
                                          ----------------------------------------------------------------------------
                                                      YEAR ENDED DECEMBER 31,                              TWO MONTHS
                                          -----------------------------------------------   SIX MONTHS       ENDED
                                                                                           ENDED JUNE 28, FEBRUARY 28,
                                           1998      1999      2000      2001      2002         2002          2003
                                          ------    ------    ------    ------    ------   -------------- ------------

Earnings (loss) from continuing operations
 before income taxes, adjustment for
 minority interests in consolidated
 subsidiaries and income or loss from
 equity investments                        $367      $ 217     $ 218       $(55)      $317     $ 219          $  53

Plus:
    Fixed charges                           109        433       417        400        345       162             53
    Amortization of capitalized
      interest                               --         --        --         --         --        --             --
    Distributed income of equity
      investees                               2          5         2          3          4         3             --
Less:
    Capitalized interest                     --         --        --         --         --        --             --
                                           ----      -----     -----       ----       ----     -----          -----
    Earnings available for
      fixed charges                         478        655       637        348        666       384            106

FIXED CHARGES:
    Interest expense                         91        405       387        373        316       148             48
    Capitalized interest                     --         --        --         --         --        --             --
    Estimated interest factor for
      rentals                                18         28        30         27         29        14              5
                                           ----      -----     -----       ----       ----     -----          -----
    Fixed charges                           109        433       417        400        345       162             53

RATIO OF EARNINGS TO FIXED CHARGES          4.4x       1.5x      1.5x        --        1.9x      2.4x           2.0x
DEFICIENCY                                                                  (52)(a)

                                             SUCCESSOR
                                          --------------
                                            FOUR MONTHS
                                                ENDED
                                             JUNE 27,
                                               2003
                                          --------------

Earnings (loss) from continuing operations
 before income taxes, adjustment for
 minority interests in consolidated
 subsidiaries and income or loss from
 equity investments                            $(49)

Plus:
    Fixed charges                               121
    Amortization of capitalized
      interest                                   --
    Distributed income of equity
      investees                                   1
Less:
    Capitalized interest                         --
                                               ----
    Earnings available for
      fixed charges                              73

FIXED CHARGES:
    Interest expense                            111
    Capitalized interest                         --
    Estimated interest factor for
      rentals                                    10
                                               ----
    Fixed charges                               121

RATIO OF EARNINGS TO FIXED CHARGES               --
DEFICIENCY                                      (48)(b)

(a)  The Predecessor experienced a net loss for the year ended December 31,
     2001, and as a result, the ratio of earnings to fixed charges was less than
     1:1. Additional net earnings of $52 million would be required to achieve a coverage of 1:1.
(b)  The Successor experienced a net loss for the four months ended June 27,
     2003, and as a result, the ratio of earnings to fixed charges was less than
     1:1. Additional net earnings of $48 million would be required to achieve a coverage of 1:1.